UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Soliciting Material under §240.14a-12

EG ACQUISITION CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Filed by EG Acquisition Corp.

Pursuant to Rule 14a-12 under

under the Securities Exchange Act of 1934

Subject Company: EG Acquisition Corp.

Commission File No.: 001-40444

On December 1, 2022, a Hangar 4 ribbon-cutting ceremony video featuring Tommy Sowers, President and Chief Operating Officer of flyExclusive (the “Company”) and Jim Segrave, Chairman and Chief Executive Officer of the Company premiered on YouTube.com. The ribbon cutting ceremony was conducted at the flyExclusive Hangar 4 facility in Kinston, North Carolina on October 12, 2022. The video appears under the title: “Hangar 4 Ribbon Cutting Recap | flyExclusive” at https://www.youtube.com/watch?v=jrJXXHiISow.

Transcript

Tommy Sowers

A year ago, this was a field. Today, it is one of the most state-of-the-art aviation facilities in the Southeast. But the victory today isn’t this beautiful facility. The victory is won every day by the dedicated, hard-working people that make up flyExclusive.

Jim Segrave

The level of expertise that we have on this team now is simply incredible. Every airplane in this hangar, every single one of them has new paint, new interior that was completed by technicians right here in Kinston, North Carolina.

So our intention is to be the most vertically integrated aviation business in the space and our plan in doing that is to be based right here in Kinston, North Carolina. In eight years, we still plan to be based right here in Kinston, North Carolina. We’ve grown our technology to power the enterprise, driving operational excellence with situational awareness that allow us to manage the business at a level higher than anyone in the space. This new facility is just the beginning. We’re going to build another hangar just like this, only 50% bigger straight behind you. We intend to build a new terminal and a new FBO here in Kinston as well and hope to have that done in the next two years. But our greatest asset is not our hangars or our jets. Our greatest asset is our family.

Forward-Looking Statements

This transcript includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including but not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the price of EG’s securities, (ii) the risk that the transaction may not be completed by EG’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by EG, (iii) the failure to satisfy the conditions to the consummation of the transaction, including the approval by the stockholders of EG and the receipt of certain governmental and regulatory approvals, (iv) the lack of a third party valuation in determining whether or not to pursue the transaction, (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the Equity Purchase Agreement, (vi) the effect of the announcement or pendency of the transaction on LGM’s business relationships, operating results and business generally, (vii) risks that the proposed transaction disrupts current plans and operations of LGM and potential difficulties in LGM employee retention as a result of the transaction, (viii) the outcome of any legal proceedings that may be instituted against LGM or against EG related to the Equity Purchase Agreement or the transaction, (ix) the ability to maintain the listing of the EG’s securities a national securities exchange, (x) the price of EG’s securities may be volatile due to a variety of factors, including changes in the competitive and highly regulated industries in which EG plans to operate or LGM operates, variations in operating performance across competitors, changes in laws and regulations affecting EG’s or LGM’s business and changes in the combined capital structure, (xi) the ability to implement business plans, forecasts, and other expectations after the completion of the proposed transaction, and identify and realize additional opportunities, and (xii) the risk of downturns and a changing regulatory landscape in the highly competitive aviation industry. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of EG’s registration on Form S-1, the proxy statement that will be filed as discussed herein and other documents filed by EG from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and LGM and EG assume no obligation and do not intend to update or revise these forward- looking statements, whether as a result of new information, future events, or otherwise. LGM nor EG gives any assurance that either LGM or EG or the combined company will achieve its expectations.

EG cautions that the foregoing list of factors is not exclusive. EG cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the Risk Factors section of EG’s Annual Report on Form 10-K filed with the SEC. EG’s securities filings can be accessed on the EDGAR section of the SEC’s website at www.sec.gov. Except as expressly required by applicable securities law, EG disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.